Exhibit 99.102(n)

THE VICTORY PORTFOLIOS

AMENDED AND RESTATED

RULE 18f-3 MULTI-CLASS PLAN

I.              Introduction

The Victory Portfolios, a Delaware business trust (the “Trust”) is an open-end series investment company that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”).  The Trust issues multiple classes of shares of the various series (each series a “Fund”), whether now existing or subsequently established (the “Multi-Class Funds”) pursuant to the provisions of Rule 18f-3 under the 1940 Act and this Rule 18f-3 Multi-Class Plan (the “Plan”) that has been approved and adopted by the Board of Trustees of the Trust (the “Board”, and each member, a “Trustee”).  The Trust and its shares of the Trust are registered on Form N-1A (Registration Nos. 33-8982 and 811-4852).

The Plan sets forth the method for allocating to each class of shares the Multi-Class Funds’ fees and expenses, and discusses the shareholder servicing arrangements, distribution arrangements, conversion features, exchange privileges, and other shareholder services of each class of shares of the Multi-Class Funds.  The Plan does not make any material changes to the general class arrangements and expense allocations previously approved by the Board.

The Trust currently consists of the following 16 separate Funds:

Balanced Fund	Investment Grade Convertible Fund
Core Bond Index Fund	Large Cap Growth Fund
Diversified Stock Fund	National Municipal Bond Fund
Dividend Growth Fund	Ohio Municipal Bond Fund
Established Value Fund	Small Company Opportunity Fund
Fund for Income	Special Value Fund
Global Equity Fund	Stock Index Fund
International Fund
International Select Fund

The Funds are authorized to issue the following classes of shares representing interests in the same underlying portfolio of assets of the respective Fund:

The Multi-Class Funds

Class A, Class I and Class Y Shares
Core Bond Index Fund
Investment Grade Convertible Fund

Class A, Class R and Class Y Shares
Stock Index Fund

Class A and Class Y Shares
National Municipal Bond Fund
Ohio Municipal Bond Fund

Class A, Class C, Class I and Class Y Shares
Global Equity Fund
International Fund
International Select Fund

Class A, Class I, Class R and Class Y Shares
Established Value Fund
Small Company Opportunity Fund

Class A, Class C, Class I, Class R and Class Y Shares
Balanced Fund
Diversified Stock Fund
Dividend Growth Fund Fund for Income
Large Cap Growth Fund
Special Value Fund

II.            Class Arrangements

This Section summarizes the front-end sales charges, contingent deferred sales charges (“CDSC”), Rule 12b-1 distribution fees, shareholder servicing fees, conversion features and other shareholder services applicable to each particular class of shares of the Funds.

Additional details regarding such fees and services are set forth in each Fund’s current Prospectus and Statement of Additional Information (“SAI”).

A.            Class A Shares

1.                                       Maximum Initial Sales Charge:  5.75% (of the offering price).  Exceptions: Core Bond Index Fund, Fund for Income, Investment Grade Convertible Fund, National Municipal Bond Fund, and Ohio Municipal Bond Fund have an initial sales charge of 2.00% (of the offering price).

2.                                       CDSC:  A CDSC of up to 0.75% may be imposed on certain redemptions of Class A Shares purchased without an initial sales charge.

3.                                       Rule 12b-1 Distribution Fees:  None.  Exceptions: Balanced Fund, Diversified Stock Fund, Dividend Growth Fund, Established Value Fund, Fund for Income, Global Equity Fund, International Fund, International Select Fund, Investment Grade Convertible Fund, Large Cap Growth Fund, National Municipal Bond Fund, Ohio Municipal Bond Fund, Small Company Opportunity Fund, Special Value Fund, and Stock Index Fund each has a Rule 12b-1 Plan pursuant to which no fees are paid.

4.                                       Shareholder Servicing Fees:  Up to 0.25% per annum of average daily net assets.  Exception: Stock Index Fund may charge up to 0.15% per annum of its average daily net assets.

5.                                       Conversion Features:  None.

6.                                       Other Shareholder Services:  As provided in the Fund’s Prospectus.

B.                                    Class C Shares

1.                                       Initial Sales Charge:  None.

2.                                       CDSC:  1.00%, if shares are sold within 12 months of purchase.  The CDSC is based on the current value of the shares being sold or their net asset value when purchased, whichever is lower.

3.                                       Rule 12b-1 Distribution Fees:  Up to 1.00% per annum of average daily net assets (of which no more than 0.75% can be paid to finance activities primarily intended to result in the sale of shares). (Amounts paid in excess of 0.75% will be paid for shareholder servicing only.)

4.                                       Shareholder Servicing Fees:  Included in Rule 12b-1 Plan.

5.                                       Conversion Features:  None.

6.                                       Other Shareholder Services:  As provided in the Fund’s Prospectus.

C.            Class I Shares

1.                                       Initial Sales Charge:  None

2.                                       CDSC:  None.

3.                                       Rule 12b-1 Distribution Fees:  None.

4.                                       Shareholder Servicing Fees:  None.

5.                                       Conversion Features:  None.

6.                                       Other Shareholder Services:  As provided in the Fund’s Prospectus.

D.            Class R Shares

1.                                       Maximum Initial Sales Charge:  None.

2.                                       CDSC:  None.

3.                                       Rule 12b-1 Distribution Fees:  Small Company Opportunity Fund, Diversified Stock Fund, Dividend Growth Fund, Established Value Fund, Focused Growth Fund, Value Fund, Special Value Fund, Balanced Fund: up to 0.50% per annum of average daily net assets (of which 0.25% is designated for shareholder servicing); Fund For Income: up to 0.25% per annum of average daily net assets (designated for shareholder servicing; the Stock Index Fund has a Rule 12b-1 Plan pursuant to which no fees are paid.

4.                                       Shareholder Servicing Fees:  Included in Rule 12b-1 Plan; except that Class R Shares of the Stock Index Fund bear a shareholder servicing fee of up to 0.25% per annum of its average daily net assets.

5.                                       Conversion Features:  None.

6.                                       Other Shareholder Services:  As provided in the Fund’s Prospectus.

E.             Class Y Shares

1.                                       Initial Sales Charge:  None

2.                                       CDSC:  None.

3.                                       Rule 12b-1 Distribution Fees:  None.

4.                                       Shareholder Servicing Fees:  None.

5.                                       Conversion Features:  None.

6.                                       Other Shareholder Services:  As provided in the Fund’s Prospectus.

III.           Exchange Privileges

The shares of any class of any Fund may be exchanged for the shares of any other class offered by that Fund or the same class, or any other class, of any other Fund, subject to any redemption fee, minimum investment limitation or eligibility requirements described in the applicable prospectus and SAI.  Exchanges will occur at the respective net asset values of the share classes next calculated after receipt of the exchange request, plus any not previously paid applicable sales charge described in the prospectus.

IV.           Allocation of Expenses

Pursuant to Rule 18f-3 under the 1940 Act, the Trust shall allocate to each class of shares in a Multi-Class Fund: (i) any fees and expenses incurred by the Trust in connection with the distribution of such class of shares under a distribution plan adopted for such class of shares pursuant to Rule 12b-1 under the 1940 Act (“Rule 12b-1 Fees”) and (ii) any fees and expenses incurred by the Trust under a shareholder servicing plan in connection with the provision of shareholder services to the holders of such class of shares (“Service Plan Fees”).

In addition, pursuant to Rule 18f-3, the Trust may allocate the following fees and expenses (the “Class Expenses”) to a particular class of shares in a single Multi-Class Fund:

1.                                       transfer agent fees identified by the transfer agent as being attributable to such class of shares;

2.                                       printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, reports, and proxies to current shareholders of such class of shares or to regulatory agencies with respect to such class of shares;

3.                                       blue sky registration or qualification fees incurred by such class of shares;

4.                                       Securities and Exchange Commission registration fees incurred by such class of shares;

5.                                       the expense of administrative personnel and services (including, but not limited to, those of a fund accountant or dividend paying agent charged with calculating net asset values or determining or paying dividends) as required to support the shareholders of such class of shares;

6.                                       litigation or other legal expenses relating solely to such class of shares;

7.                                       fees of the Board incurred as a result of issues relating to such class of shares;

8.                                       independent accountants’ fees relating solely to such class of shares; and

9.                                       shareholder meeting expenses for meetings of a particular class.

Class Expenses, Rule 12b-1 Fees and Shareholder Service Fees are the only expenses allocated to the classes disproportionately.

The initial determination of fees and expenses that will be allocated by the Trust to a particular class of shares and any subsequent changes thereto will be reviewed by the Board and approved by a vote of the Board including a majority of the Trustees who are not interested persons of the Trust.  The Board will monitor conflicts of interest among the classes and agree to take any action necessary to eliminate conflicts.

Income, realized and unrealized capital gains and losses, and any expenses of a Fund not allocated to a particular class of any such Fund pursuant to this Plan shall be allocated to each class of such Fund on the basis of the relative net assets (settled share method), as defined in Rule 18f-3(c)(1), of that class in relation to the net assets of such Fund.

Any dividends and other distributions on shares of a class will differ from dividends and other distributions on shares of other classes only as a result of the allocation of Class Expenses, Rule 12b-1 Fees, Service Plan Fees, and the effects of such allocations.

The expenses of a specific class or classes of a Fund may be waived or reimbursed in whole or in part by a Fund’s investment adviser, underwriter, or any other provider of services to the Fund pursuant to Rule 18f-3(b).

V.            Board Governance

At all times during which the Trust elects to offer multiple classes of shares of the Multi-Class Funds pursuant to the provisions of Rule 18f-3 under the 1940 Act and this Plan: (i) at least seventy-five percent of the Board are not “interested persons” (as defined in the 1940 Act) of the Funds (the “Independent Trustees”); (ii) the Independent Trustees select and nominate any other Independent Trustee; (iii) a Trustee serves as chair of the Board of Trustees, presides over meetings of the Board and has substantially the same responsibilities as would a chairman of any board of directors; (iv) the Board evaluates its performance and the performance of its committees at least annually, and such evaluation includes a consideration of the effectiveness of the Board’s committee structure and the number of Funds served by each Trustee; (v) the Independent Trustees meet at least once quarterly in a session comprised of only the Independent Trustees; (vi) the Independent Trustees have been authorized to hire employees and to retain advisers and experts necessary to carry out their duties; and (vii) any person who acts as legal counsel for the Independent Trustees will be an independent legal counsel.

VI.           Board Review

The Board shall review this Plan as frequently as it deems necessary.  Prior to any material amendment(s) to this Plan, the Board, including a majority of Independent Trustees shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating Class Expenses and/or Fund expenses), is in the best interest of each class of shares of a Fund individually and the Multi-Class Funds as a whole.  In considering whether to approve any proposed amendment(s) to the Plan, the Board shall request and evaluate such information as it considers reasonably necessary to evaluate the proposed amendment(s) to the Plan.  Such information shall address the issue of whether any waivers or reimbursements of advisory or administrative fees could be considered a cross-subsidization of one class by another and other potential conflicts of interest between classes.

In making its initial determination to approve the Plan and in approving any subsequent amendments, the Board focuses on, among other things, the relationship between or among the classes and examines potential conflicts of interest among classes (including those potentially involving a cross-subsidization between classes) regarding the allocation of fees, services, waivers and reimbursements of expenses, and voting rights.  The Board evaluates the level of services provided to each class and the cost of those services to ensure that the services are appropriate and the allocation of expenses is reasonable.  In approving any subsequent amendments to the Plan, the Board shall focus on and evaluate any additional factors as it deems necessary.

Adopted May 24, 1995; Effective June 5, 1995

Amended and Restated:

December 6, 1995;	February 23, 1999;	February 26, 2002	October 22, 2008
February 14, 1996;	May 11, 1999;	December 3, 2002	December 2, 2009
May 31, 1996;	August 17, 1999;	February 5, 2003	February 23, 2011
February 19, 1997;	December 1, 1999;	December 10, 2003	November 30, 2011
October 2, 1997;	February 23, 2000;	February 10, 2004	February 24, 2012*
December 3, 1997;	May 23, 2000;	September 30, 2004	October 24, 2012
August 28, 1998;	September 30, 2000	March 23, 2005
December 11, 1998;	May 23, 2001	February 27, 2008

*effective 4/30/12